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                                                                   EXHIBIT 10.17

                           SPECTRASITE HOLDINGS, INC.
                         Suite 570, 8000 Regency Parkway
                           Cary, North Carolina 27511

                                 March 23, 1998

W. Chris Hegele
Kitty Hawk Capital
2700 Coltsgate Rd., Suite 202
Charlotte, NC  28211

Attention:  Chris Hegele

            Re:  Management Rights

Dear Chris:

            This letter will confirm our agreement that in connection with the purchase by Kitty Hawk Capital Limited Partnership, IV ("Kitty Hawk IV") of 307,216 shares of Series B Cumulative Convertible Redeemable Preferred Stock of SpectraSite Holdings, Inc. (the "Company"), you will be entitled to the following contractual management rights, in addition to rights to certain non-public financial information, inspection rights and other rights specifically provided to you under the Stock Purchase Agreement of even date herewith by and among the Company, Kitty Hawk IV and certain other investors.

            (1) If and for so long as you do not have a representative on the Company's Board of Directors ("Unrepresented Party"), you shall be permitted to select one representative ("Representative") to consult with and advise management of the Company on significant business issues, including management's proposed annual operating plans, and management will make itself available to meet with your Representative regularly during each year at the Company's facilities at mutually agreeable times for such consultation and advice and to review progress in achieving said plans.

            (2) If and for so long as you are an Unrepresented Party, your Representative may examine the books and records of the Company and inspect its facilities and may request information at reasonable times and intervals concerning the general status of the Company's financial condition and operations, provided that access to highly confidential proprietary information and facilities need not be provided.

            (3) If and for so long as you are an Unrepresented Party, the Company shall invite you to send your Representative to attend in a nonvoting observer capacity all meetings of its Board of Directors and, in this respect, shall give your Representative copies of all notices, minutes, consents and other material that it provides to its Directors; provided, however, that the




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Company reserves the right to exclude your Representative from access to any material or meeting or portion thereof if the Company believes upon advice of counsel that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect highly confidential proprietary information or for other similar reasons. Your Representative may participate in discussions of matters brought to the Board.

            The rights described herein shall terminate and be of no further force or effect upon the earliest to occur of (a) the closing of a public offering of shares of the Company's capital stock pursuant to a registration statement filed by the Company under the Securities Act of 1933 which has become effective thereunder (other than a registration statement relating solely to employee benefit plans or transaction covered by Rule 145), (b) such time as the Company becomes required to file reports with the Securities and Exchange Commission under Sections 12(g) or15(d) of the Securities Exchange Act of 1934, or (c) such time as you hold, in the aggregate, less than 20% of the Series A Convertible Preferred Stock purchased by you on the date hereof.

                                           Very truly yours,

                                           SpectraSite Holdings, Inc.



                                           By:  /s/ Stephen H. Clark
                                               -----------------------
                                               Stephen H. Clark, President








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